Exhibit 99.1

301 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxgen.com	Agern Alle I, DK-2970 Harsholm, Denmark +45 7020 5550 main +45 7020 5530 fax
For Immediate Release
Maxygen Reports First Quarter 2007 Financial Results
- Quarter Highlights Include Positive Phase I Results for G-CSF Program -
- Encouraging Preliminary Phase I Data from Interferon-alpha HCV Program -
Redwood City, Calif., May 8, 2007 — Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the first quarter ended March 31, 2007. Maxygen reported a net loss of $7.7 million, or $0.21 per share, for the quarter ended March 31, 2007, as compared to a net loss of $10.7 million, or $0.30 per share, for the comparable period in 2006.
Excluding the impact of non-cash stock compensation expense under SFAS 123(R), Maxygen reported a non-GAAP loss (see Footnote A) of approximately $5.8 million, or $0.16 per share, in the first quarter of 2007, compared to a non-GAAP loss of approximately $9.2 million, or $0.26 per basic and diluted share, in the first quarter of 2006.
Revenue for the first quarter of 2007 was $9.1 million, compared to $5.0 million for the same period in 2006. The increase in revenue was primarily due to the termination of the company’s co-development agreement with Roche for its MAXY-VII product candidates in April 2007, which caused the company to accelerate the recognition of $5.4 million of deferred revenue relating to the $8.0 million upfront payment received from Roche in 2005.
Revenue in the first quarter of 2007 also included $0.6 million received from Codexis reflecting the company’s share of amounts received by Codexis under its collaboration agreement with Shell Oil Products US. Under this collaboration, Codexis and Shell Oil are exploring enhanced methods of converting biomass to biofuels. The payment from Codexis is reflected as revenue from related party in the condensed consolidated statements of operations.
At March 31, 2007, cash, cash equivalents and marketable securities totaled $176.7 million.
Business Highlights
During the first quarter the company reported positive Phase I results for MAXY-G34, Maxygen’s next-generation G-CSF to treat neutropenia. The data showed MAXY-G34 to be a potent stimulator of neutrophil production and peripheral mobilization of CD34+ cells in healthy volunteers. The drug’s half-life was shown to be consistent with a profile of one dose per chemotherapy cycle. No serious adverse events were reported during the study, and no binding or neutralizing antibodies were detected at any of the tested dose levels.

The company also shared emerging results for Roche’s Phase I trial of MAXY-alpha (Roche R7025), Maxygen’s next-generation interferon-alpha to treat hepatitis C. As of the last report from this single dose, dose ascending study, the first three dose levels had been administered to healthy volunteers and were well tolerated. The highest of the three doses has been shown in vitro to have five times the antiviral activity of Pegasys®.
“We were pleased to report positive progress in both of our lead programs during the first quarter,” said Russell Howard, chief executive officer of Maxygen. “MAXY-G34 appears to be a highly potent drug, and we look forward to entering Phase II patient trials before the end of the second quarter. MAXY-alpha, which is in clinical trials through our collaboration with Roche, is also looking very promising and is planned to enter its first trial in HCV patients later this year. We believe that interferon-alphas will continue to play a critical role in next-generation treatments for HCV, and our hope is that Maxygen’s gene shuffling technology has produced the best molecule for the job.”
About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. We look for opportunities where our proprietary protein modification technologies can address significant therapeutic needs. Products developed by Maxygen now in clinical trials include a novel interferon-alpha for the treatment of hepatitis C virus (HCV) infection and a novel G-CSF for the treatment of neutropenia. Maxygen’s approach may allow us to leverage the established development and regulatory paths of approved drugs. We believe this advantage translates to a greater chance of successfully bringing important new drugs to market. www.maxygen.com
Forward-Looking Statements
This news release contains forward-looking statements about our research and business prospects, including those relating to our ability to develop any human therapeutic products suitable for commercialization; our ability or plans, or the plans of our collaborators, to commence or continue the preclinical or clinical development of any of our product candidates, including clinical trials for MAXY-G34 and MAXY-alpha, and the timing and status of any such development; whether MAXY-G34 or MAXY-alpha will exhibit improved properties in humans as compared to currently marketed drugs and whether these products, if commercialized, will be competitive in their relevant markets; and our liquidity and future financial performance. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to, changing research and business priorities of Maxygen and/or its collaborators, the inherent uncertainties of pharmaceutical research and drug development, our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development, the development of superior products by competitors, and our ability to establish and maintain our research and commercialization collaborations and manufacturing arrangements. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2006, including under the caption “Risk Factors”, and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments.
Contact:
Michele Boudreau, Investor and Public Relations
michele.boudreau@maxygen.com
650.298.5853

Selected Consolidated Financial Information
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)
Revenues:
Collaborative research and development revenue	$7,597	$4,067
Revenue from related party	556	—
Grant revenue	939	898

Total revenues	9,092	4,965

Expenses:
Research and development	14,600	13,262
General and administrative	4,331	4,318

Total operating expenses	18,931	17,580

Loss from operations	(9,839)	(12,615)

Interest income and other (expense), net	2,174	1,893

Net loss	(7,665)	(10,722)

Basic and diluted loss per common share	$(0.21)	$(0.30)
Shares used in computing basic and diluted loss per common share	36,586	35,973

Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$176,727	$182,876
Other current assets	5,850	7,232
Property and equipment, net	3,182	3,262
Goodwill and other intangibles, net	12,192	12,192
Other assets	85	85

Total assets	$198,036	$205,647

Current liabilities	$9,786	$11,764
Non-current deferred revenue	—	4,066
Long-term obligations	36	18
Stockholders’ equity	188,214	189,799

Total liabilities and stockholders’ equity	$198,036	$205,647

Note 1: Derived from consolidated audited financial statements as of December 31, 2006.
Footnotes
(A) Reconciliation of GAAP and non-GAAP loss and loss per common share (in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)
Net loss	$(7,665)	$(10,722)
Stock compensation expense	1,852	1,483

Non-GAAP loss	$(5,813)	$(9,239)

Shares used in computing basic and diluted loss per common share	36,586	35,973

Non-GAAP basic and diluted loss per common share	$(0.16)	$(0.26)